SERVICE CORPORATION INTERNATIONAL          Exhibit 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES


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                                              Three Months Ended March 31,
                                                1999               1998
                                           (Thousands, except ratio amounts)
--------------------------------------------------------------------------------

Pretax income from continuing operations...  $   66,417           $  168,061

Undistributed income of less than
 50% owned equity investees................      (2,389)              (1,507)
Minority interest in income of majority
 owned subsidiaries with fixed charges.....         205                   76
Add fixed charges as adjusted (from below).      66,844               44,229
                                             ----------           ----------
                                             $  131,077           $  210,859
                                             ----------           ----------

Fixed charges:
 Interest expense:
   Corporate...............................  $  57,626            $   37,533
   Financial services......................      2,968                 2,294
   Capitalized  ...........................        495                   689
 Amortization of debt costs................       (177)                  177
 1/3 of rental expense.....................      6,427                 4,225
                                             ---------            ----------
fixed charges .............................     67,339                44,918
 Less:   Capitalized interest..............       (495)                 (689)
                                             ---------            ----------
Fixed charges as adjusted..................  $  66,844            $   44,229
                                             =========            ==========

Ratio (earnings divided by fixed charges)..       1.95                  4.69
                                             =========            ==========

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